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                                                                 Exhibit 10.25

                               SUBLEASE AGREEMENT

The Deretin Group subleases three offices with full rights and use of a conference room, kitchen, lobbies and storage area from a combined office area comprised of thirteen offices, a conference room, kitchen, storage area and lobby/secretarial space totaling approximately 3,000 square feet located at 9800 S. Sepulveda Blvd., Suite 720, Los Angeles, CA 90045 from K.E. McCarthy & Associates and herein enters into agreement to sublease its office space, rights and use to Beverage Works effective January 1, 1997 under the following terms and conditions.

TERMS: The terms of the sublease provide for Beverage Works, Inc. to have exclusive use of the three offices and shared access to all common areas including conference rooms, kitchen and storage areas currently provided The Deretin Group pursuant to the terms of their sublease. This sublease shall be on a month to month basis.

TELEPHONE EQUIPMENT: The suite comes with a 16 line Panasonic XDP phone system and includes telephone instruments in two offices, the conference room and all common areas. Additional phone instruments are the responsibility of Beverage Works. The cost of installing additional phone, data or fax lines shall be the responsibility of Beverage Works.

OFFICE EQUIPMENT: The office space includes certain office equipment including lobby furniture, conference room furniture, some office furniture, a copier, typewriter, television with VCR, storage cabinets, fax machine, scanner, use of two IBM compatible computers, HP Desk Jet Printer, Epson Stylus Color Printer (compatible with IBM & MAC), two small refrigerators, coffee machine, micro wave oven and common area plants.

RENT: The gross monthly rent shall be $1,280 per month which includes nightly cleaning Monday through Friday, 24 hour a day seven day a week security, building and common area maintenance and utilities, use of office and telephone equipment, basic office supplies including copier paper and supplies and $80.00 per month for one monthly parking pass and either $40.00 of guest parking stickers or an additional parking pass. The rent cannot be increased without a minimum of 90 days notice. Rent is due by the 10th day of each month. Rent does not include repair and maintenance of office equipment which will be billed as incurred.

INSURANCE: The lease requires that the tenants have and provide proof of five, theft and general liability insurance. Beverage Works shall be responsible to pay for 25% of the cost of a policy if shared with K.E. McCarthy & Associates or provide proof of its own policy acceptable to the landlord.

The parties acknowledge their understanding and acceptance of the terms and conditions of this lease by signing below.

BEVERAGE WORKS, INC.                        THE DERETIN GROUP

/s/ FREDERIK RODENHUIS                      /s/ LYLE MAUL
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Frederik Rodenhuis                          Lyle Maul